DSI REALTY INCOME FUND IX
                     (A California Real Estate Limited Partnership)


CONSOLIDATED BALANCE SHEETS(UNAUDITED)
JUNE 30, 1998 AND DECEMBER 31, 1997

                                          June 30,      December 31,
                                            1998             1997
ASSETS

CASH AND CASH EQUIVALENTS                $  575,071       $  496,565
PROPERTY                                  6,538,889        6,832,913

OTHER ASSETS                                 89,317           67,449

TOTAL                                    $7,203,277       $7,396,927

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  736,212       $  727,497

MINORITY INTEREST IN
  REAL ESTATE JOINT VENTURE                 293,870          315,846

PARTNERS' EQUITY:
     General Partners                       (75,708)         (73,905)
     Limited Partners                     6,248,903        6,427,489

  Total partners' equity                  6,173,195        6,353,584

TOTAL                                    $7,203,277       $7,396,927


See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1998 AND 1997


                                         June 30,         June 30,
                                          1998             1997
REVENUES:

Rental Income                            $  677,137       $  650,511
Interest                                      3,161            3,176
     Total revenues                         680,298          653,687

EXPENSES:

Operating Expenses                          375,288          374,035
General and Administrative                   59,718           55,306
     Total expenses                         435,006          429,341

INCOME BEFORE MINORITY INTEREST
   IN INCOME OF REAL ESTATE
   JOINT VENTURE                            245,292          224,346

MINORITY INTEREST IN INCOME
   OF REAL ESTATE JOINT VENTURE              27,036           21,764

NET INCOME                               $  218,256       $  202,582


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  216,073       $  200,556
    General partners                          2,183            2,026

TOTAL                                    $  218,256       $  202,582

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     7.04       $     6.53


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              30,693           30,693

See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997


                                         June 30,         June 30,
                                           1998             1997

REVENUES:
Rental Income                            $1,334,665       $1,287,029
Interest                                      5,495            6,219
Total revenue                             1,340,160        1,293,248

EXPENSES:
Operating Expenses                          714,093          717,429
General and administrative                  134,572          128,667
Total expenses                              848,665          846,096

INCOME BEFORE MINORITY INTEREST IN
 INCOME OF REAL ESTATE JOINT VENTURE        491,495          447,152

MINORITY INTEREST IN INCOME OF REAL
 ESTATE JOINT VENTURE                        51,824           41,810

NET INCOME                                 $439,671         $405,342

AGGREGATE NET INCOME ALLOCATED TO:
 Limited partners                          $435,274         $401,289
 General partners                             4,397            4,053
TOTAL                                      $439,671         $405,342

NET INCOME PER LIMITED PARTNERSHIP UNIT      $14.18           $13.07

LIMITED PARTNERSHIP UNITS USED
 IN PER UNIT CALCULATION                     30,693           30,693


See accompanying notes to consolidated financial statements (unaudited).

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL


EQUITY AT DECEMBER 31, 1996           ($68,439)     $6,968,646   $6,900,207

NET INCOME                               4,053         401,289      405,342
DISTRIBUTIONS                           (6,200)       (613,860)    (620,060)

EQUITY AT JUNE 30, 1997               ($70,586)     $6,756,075   $6,685,489

EQUITY AT DECEMBER 31, 1997           ($73,905)     $6,427,489   $6,353,584

NET INCOME                               4,397         435,274      439,671
DISTRIBUTIONS                           (6,200)       (613,860)    (620,060)

EQUITY AT JUNE 30, 1998               ($75,708)     $6,248,903    $6,173,195

See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                        June 30,           June 30,
                                         1998               1997

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 439,671          $ 405,342

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        293,875            293,875
     Distributions paid to
       minority interest
       in real estate joint
       venture in excess of
       earnings                          (21,976)           (20,891)

     Changes in assets and
      	liabilities:

     Increase in other assets            (21,868)           (48,000)
     Increase(Decrease)in liabilities      8,715             (8,059)

Net cash provided by
  operating activities                   698,417            622,267

CASH FLOWS FROM INVESTING ACTIVITIES -

     Disposal of property and equipment      149                  0

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (620,060)          (620,060)

NET INCREASE IN CASH AND
     CASH EQUIVALENTS                     78,506              2,207

CASH AND CASH EQUIVALENTS:

     At beginning of period              496,565            549,578
     At end of period                  $ 575,071          $ 551,785


See accompanying notes to consolidated financial statements(unaudited).


DSI REALTY INCOME FUND IX
(A California Real Estate Limited Partnership)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund IX (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 30,693 limited partnership units.

The accompanying consolidated financial information as of June 30, 1998 and for the periods ended June 30, 1998, and 1997 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Monterey Park and Azusa, California; Everett, Washington; and Romeoville and Elgin, Illinois. The Partnership also owns a 70% interest in a mini-storage facility in Aurora, Colorado. As of June 30, 1998, the total cost and accumulated depreciation of the mini-storage facilities are as follows:

        Land                                 $  2,729,790
        Buildings and equipment                10,975,750
        Total                                  13,705,540
        Less: Accumulated Depreciation        ( 7,166,651)
        Property - Net                       $  6,538,889

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.